Exhibit 99.1

FOR IMMEDIATE RELEASE	KEITH PFEIL - CHIEF FINANCIAL OFFICER
May 30, 2019	610-729-3947
Keith.Pfeil@cssindustries.com

CSS Industries Reports Fiscal 2019 Full Year and Fourth Quarter Results
Company announces the suspension of its quarterly dividend

Full Year Highlights

•	Net sales of $382.3 million, an increase of 5.6 percent over the prior year, driven by the full year contribution of the Simplicity acquisition

•
Net loss of $53.5 million included $15.3 million of non-cash goodwill and intangible asset impairment charges, $8.4 million of acquisition, integration and other costs, $7.6 million of non-cash tax expense to write-off deferred tax assets and $3.1 million of restructuring expenses

•	Adjusted EBITDA of $15.0 million, down $9.3 million from the prior year, driven mainly by volume declines within legacy business

•	Operating cash flow of $1.0 million compared to $31.4 million in the prior year; free cash flow of ($9.6) million compared to $24.1 million in the prior year

•	Net debt of $9.4 million as of year end, compared to net cash of $18.1 million at prior year end

Fourth Quarter Highlights

•	Net sales of $72.0 million decreased 11.7 percent over the prior year quarter, driven primarily by lower craft, gift and seasonal volume in legacy business

•	Net loss of $23.4 million included $13.9 million of non-cash intangible asset impairment charges and $2.5 million of acquisition, integration and other costs

•	Adjusted EBITDA was ($0.9) million compared to ($2.1) million in the prior year quarter

PLYMOUTH MEETING, PA, May 23, 2019 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the craft, gift and seasonal markets, today announced results for its fiscal fourth quarter and full fiscal year ended March 31, 2019.

Net sales in the fourth quarter of fiscal 2019 were $72.0 million compared to $81.5 million in the fourth quarter of fiscal 2018, driven primarily by lower replenishment sales within our legacy craft, gift and seasonal businesses.

Gross profit was $19.5 million in the quarter compared to $16.9 million in the prior year quarter and gross margin was 27.1 percent compared to 20.7 percent in the prior year quarter. Adjusted gross profit was $20.9 million for the quarter compared to $22.5 million in the prior year quarter. Adjusted gross margin was 29.0 percent in the quarter compared to 27.6 percent in the prior year quarter, driven primarily by the mix of sales within craft, as well as not repeating a manufacturing variance write-off, which occurred in the prior year.

Selling, general & administrative (“SG&A”) expenses were $27.4 million in the quarter compared to $32.1 million in the prior year quarter. The decrease was attributable to lower spending as a result of management cost reduction initiatives (primarily workforce reductions), within the legacy business, as well as integration savings from the combination of the Simplicity and McCall acquisitions.

The Company recorded pre-tax charges of $13.9 million for the impairment of intangible assets in the quarter, primarily related to the non-cash write-off of its C.R. Gibson tradename and customer list, of $8.0 million and $4.6 million, respectively. In addition, the Company recorded an additional $1.3 million in non-cash impairment charges related to tradenames within its legacy business. All impairment charges were driven by lower sales within these product categories.

Operating loss for the quarter was $21.7 million compared to $48.6 million in the prior year quarter. Adjusted operating loss was $4.6 million compared to $5.4 million in the prior year quarter. Net loss was $23.4 million compared to $38.4 million in the prior year quarter. Adjusted net loss was $10.4 million compared to $5.0 million in the prior year quarter. Net loss per share was $2.65 compared to $4.21 in the prior year quarter and the adjusted net loss per share was $1.18 compared to an adjusted net loss of $0.55 in the prior year quarter. Adjusted EBITDA was ($0.9) million compared to ($2.1) million in the prior year quarter.

Full year net sales were $382.3 million compared to $361.9 million in the prior fiscal year, representing a $20.4 million increase or 5.6% increase. Sales attributable to Simplicity were $91.0 million compared to $35.6 million in fiscal 2018. Excluding the impact of the Simplicity acquisition in both periods, sales declined 10.8 percent. The decline within the legacy business was driven primarily by lower replenishment sales within our craft and gift categories and lower sales within our Seasonal category, as a result of buy-downs and market share losses.

Full year gross profit was $89.3 million compared to $92.8 million in the prior year and gross margin was 23.4 percent compared to 25.7 percent in the prior year. Adjusted gross profit was $106.4 million for the year compared to $110.7 million in the prior year. Adjusted gross margin was 27.8 percent compared to 30.6 percent in the prior year, driven primarily by the customer and product mix of sales declines within our craft and gift categories, the impact of lower seasonal sales, higher manufacturing variances related to the production of plastic decorative ribbons and higher freight costs.

Full year SG&A expenses were $113.3 million compared to $105.2 million in the prior year. The increase was attributable to the full year of Simplicity operations, partially offset by integration savings and cost savings initiatives within the legacy business.

The Company recorded $3.1 million of restructuring charges in fiscal 2019, while there were no such charges in fiscal 2018. Of these charges, $1.9 million of restructuring expenses relate to integration efforts of the Simplicity and McCall business, primarily driven by the previously announced U.K. office consolidation. The remaining $1.2 million relates primarily to employee separation costs as a result of the first phase of the previously announced initiative focused on addressing the legacy business cost structure.

For the full year, the Company recorded $15.3 million of pre-tax charges related to the impairment of goodwill and intangible assets. Of these charges, $13.9 million related to the impairment of intangible assets booked during the fiscal fourth quarter, driven primarily by the impairment of the C.R. Gibson tradename and customer list, as a result of continued sales declines. The remaining $1.4 million related to the impairment of goodwill on the Fitlosophy acquisition, which was recorded in the first quarter of fiscal 2019. This Fitlosophy goodwill write down was related to the continued discrepancy between the Company’s book value and its market capitalization. In the prior year, the Company recorded $33.4 million related to the impairment of goodwill and intangibles, driven by the discrepancy between its book value and its market capitalization.

Operating loss for fiscal 2019 was $42.5 million compared to $45.7 million in the prior year. Adjusted operating income was $1.1 million compared to $13.8 million in the prior year.

Net loss for fiscal 2019 was $53.5 million compared to $36.5 million in the prior year. The net loss in the current year was impacted by the goodwill and intangible asset impairment charges of $15.3 million, $10.7 million of inventory step-up amortization, $8.4 million of acquisition, integration and other costs, $7.6 million tax expense to write-off deferred tax assets, $3.9 million of costs associated with the impact of trade remedy petitions, $3.1 million of restructuring expenses and $2.1 million of inventory and licensing write-down costs related to a product line exit. Net loss in the prior year was $36.5 million and included a $33.4 million goodwill and intangible asset impairment charge, $17.9 million of inventory step-up amortization, and $7.7 million of acquisition, integration and other costs. Adjusted net loss in fiscal 2019 was $12.9 million compared to adjusted net income of $10.0 million in the prior year. Loss per share in fiscal 2019 was $5.97 compared to $4.01 in the prior year. Adjusted net loss per share in fiscal 2019 was $1.43 compared to adjusted earnings per share of $1.10 in the prior year. Adjusted EBITDA for fiscal 2019 was $15.0 million compared to $24.3 million in the prior year.

Strategic Initiatives Update

The Company’s overall strategy is to grow profitable sales and improve return on invested capital (ROIC) through five strategic pillars: defend the base, identify adjacent product categories with a focus on brands, build an omnichannel business model, improve ROIC and build a collaborative “One CSS” culture. Highlights related to these objectives included:

Debt & Liquidity

The Company remains focused on aggressive debt paydown, as it finished fiscal 2019 with $9.4 million of net debt, which represents a $30.7 million reduction from its net debt at the end of its fiscal third quarter of 2019. This reduction of debt reflects the complete payoff of working capital debt related to seasonal production, as well as the partial payoff of debt associated with the Simplicity acquisition. The Company remains committed to reducing debt levels to further strengthen its balance sheet. The Company is announcing the suspension of its quarterly dividend as it focuses on its near-term priorities of liquidity and debt management.

To align with the Company’s fiscal 2020 sales projections, the Company recently has completed an amendment to its $125 million asset-asset based senior secured facility. The amendment, among other things, reduces the aggregate principal amount of the facility to $100 million, enabling the Company to reduce the level of costs associated with unused facility fees. The Company believes that this amended facility will provide ample liquidity throughout the Company’s business cycle. The bank syndicate of JPMorgan Chase Bank, N.A., acting as the administrative agent, Bank of America, N.A., and KeyBank National Association, as well as the March 2024 facility expiration date, remain unchanged.

Cost Savings Initiatives

As previously announced, the Company began implementation of its restructuring plan to drive significant cost reductions within its cost base to streamline the organization and to improve business performance, profitability and cash flow generation. It is expected that this plan will generate ongoing run-rate spending reductions of approximately $22 million by the end of fiscal 2020, representing a 10 percent reduction in total spending. Half of these savings are expected to be generated through workforce reductions, while the remainder will be driven by aggressive cost savings initiatives across the business, primarily focused on the Company’s legacy product categories. In connection with this plan, the Company expects to record a restructuring charge of approximately $2 million in its first quarter of fiscal 2020, mainly attributable to severance costs.

New initiatives being undertaken related to Active SKU Management (ASM) and New Item Creation (NIC) processes are designed to drive enhancements to existing processes around product life-cycle management and new product development. A key outcome for these initiatives is greater focus on total return through the adoption of economic value add (EVA) concepts and overall simplification of product lines through extensive SKU rationalization. The Company has identified approximately 7,000 SKUs, or 14 percent of our total SKUs, to be eliminated, reducing run-rate spending related to the development process.

We expect to realize approximately $10 million in lower sales during fiscal 2020 as a result of these initiatives, as well as the previously announced exit of our sports-licensed back-to-school product line. We do not expect an impact to profit associated with such lower sales, as the sales volume reductions will be offset by cost savings initiatives. These changes should lead to enhanced free cash flow, driven by lower inventories. Overall, the changes being implemented are supported by our strategic pillars, better positioning the Company for the future.

“Fiscal 2019 was an extremely disappointing year,” commented Christopher J. Munyan, President and Chief Executive Officer. “While our Simplicity business performed in line with expectations, our legacy business continued to experience significant volume pressures across craft, gift and seasonal, while also experiencing execution issues related to the reshoring of plastic decorative ribbons from China into our U.S. manufacturing facilities. Given the results of this year and the overall continued decline of our legacy categories, the Company has taken steps to address these issues over the longer term, through previously announced initiatives, including our most recent announcement related to our restructuring plan.”
The following is a summary of net sales by product category (dollars in thousands):

	Quarter Ended March 31,			Year Ended March 31,
	2019	2018	Change	2019	2018	Change
Craft	$40,581	$39,151	3.7%	$158,105	$114,306	38.3%
Gift	26,784	34,578	(22.5)%	110,981	125,399	(11.5)%
Seasonal	4,639	7,804	(40.6)%	113,177	122,191	(7.4)%
Total	$72,004	$81,533	(11.7)%	$382,263	$361,896	5.6%

Craft

Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids crafts. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft sales increased 3.7 percent in our fourth quarter compared to the prior year quarter, driven by higher sales related to Simplicity. Excluding sales from Simplicity in both quarters, craft sales decreased 30.5 percent versus the prior year quarter, driven primarily by lower replenishment sales of ribbon and buttons to our two largest customers, including a non-repeating button reset which occurred in the fourth quarter of the prior year.

For the full year, craft sales increased 38.3 percent, all driven by the Simplicity acquisition. Excluding sales from Simplicity in both years, craft sales decreased 14.8 percent, driven by declines in ribbon, buttons, and lower revenue related to McCall patterns. The decreases in ribbons and buttons were the result of lower replenishment sales, as well as price erosion within ribbon, driven by a product mix change with a large customer. The decreases in McCall pattern sales were attributable to system go-live issues and are not expected to repeat in the future.

Gift

The Company defines the gift category as products which are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. Products in this category are generally ordered on a replenishment basis throughout the year.

Gift sales declined 22.5 percent in our fourth quarter compared to the prior year, driven primarily by lower replenishment sales within social stationery, which includes journals, infant memory books, paper tableware and all occasion greeting cards. These declines were partially offset by higher sales of gift card holders.

For the full year, gift sales decreased 11.5%, driven primarily by erosion within social stationery, as well as packaging and floral ribbon. These decreases were partially offset by higher sales of everyday ribbon, gift bags and gift boxes. The declines in social stationery were primarily the result of market share loss with a major retailer related to infant products, lower replenishment sales of journals within the mass and drug channel and market share losses of social stationery within discount and specialty retail. The growth in everyday ribbon, gift bags and gift boxes represented market share growth within the mass market and discount retail channels.

Seasonal

The Company defines the seasonal category as products sold to mass-market retailers for holidays and seasonal events, including Christmas, Valentine’s Day and Easter. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters, and higher sales levels in the second and third quarters.

Seasonal sales declined 40.6% in our fourth quarter compared to the prior year, driven primarily by lower sales of Easter dye kits as the result of buy downs within mass market retail.

For the full year, seasonal sales declined 7.4% driven primarily by lower sales of Valentine’s Day and Easter products, lower Christmas gift card holder sales and lower sales of Christmas ribbons and bows. These declines were partially offset by growth within our School stationery business. The declines within Valentine’s Day and Easter were driven by a combination of retail buydowns within mass market and discount, as well as market share loss of Valentine products at a major retailer, due to changes in product mix not offered by the Company. The lower sales of gift card holders were driven by a combination of buydowns and price erosion, as a result of product mix changes. The decline in Christmas ribbon and bow sales were driven primarily by price erosion driven by product mix and competitive pressures, as well as changes in customer mix.

Income Tax

The Company’s effective tax rate for the quarter was 1.0% percent compared to 21.2% for the prior year quarter.  The decrease in the effective tax rate was primarily attributable to the recording of a valuation allowance that fully offset the Company’s U.S. net deferred tax assets, resulting in no tax benefit recorded against U.S. pretax losses in the quarter. The effective tax rate in the prior year quarter was not impacted by a valuation allowance.

The Company’s effective tax rate for the year was (17.8) percent compared to 20.7 percent in the prior year. The decrease in the effective tax rate was primarily attributable to the recording of a valuation allowance that fully offset the Company’s U.S. net deferred tax assets, and no tax benefit was recorded against U.S. pretax losses for the year. The effective tax rate in the prior year was not impacted by a valuation allowance.

Balance Sheet and Cash Flow

The Company ended the year with $17.1 million of cash and cash equivalents compared to $58.6 million in the prior year. Inventory decreased to $96.2 million from $102.4 million in the prior year. Excluding the inventory step-ups in both periods and inventory acquired in the current year, inventory levels increased $4.1 million compared to the prior year. The growth in inventory was driven by higher levels of raw materials related to the domestic manufacturing of plastic decorative ribbons for our Christmas and all occasion businesses. In addition, inventory levels grew within our craft ribbon business driven by lower replenishment sales. This growth was partially offset by lower levels of gift inventory related to our stationery product lines, as a result of SKU reductions. Accounts receivable decreased to $53.8 million compared to $63.1 million in the prior year, driven primarily by lower fourth quarter sales volume. Accounts payable increased to $27.9 million from $20.6 million, driven by earlier buys of raw material related to the domestic production of plastic decorative ribbons for our Christmas and all occasion businesses. The Company ended the year with $26.5 million in total debt compared to $40.5 million in the prior year. The lower level of debt was driven by debt paydown associated with the borrowings incurred in connection with the acquisition of Simplicity in November 2017.

Cash provided by operating activities was $1.0 million for the year compared to $31.4 million in the prior year. Cash from operating activities for the year included $10.7 million of inventory step-up amortization, $8.4 million of acquisition, integration and other costs, $7.6 million tax expense to write-off deferred tax assets, $3.9 million of costs associated with the impact of trade remedy petitions, $3.1 million of restructuring expenses and $2.1 million of inventory and licensing write-down costs related to a product line exit. Cash from operating activities for the prior year included $17.9 million of inventory step-up amortization, $7.7 million of acquisition, integration and other costs and $0.7 million of cost associated with trade remedy petitions in the prior year. Full year capital expenditures totaled $10.6 million, compared to $7.3 million in the prior year. The increased level of capital spending related to Simplicity and McCall integration efforts was primarily related to information technology spending. Free cash flow was ($9.6) million compared to $24.1 million in the prior year. The decline in free cash flow versus the prior year is reflective of not repeating the large inventory reduction experienced in fiscal 2018, higher capital spending as a result of integration efforts and lower levels of cash generated from the legacy business, as a result of volume and price pressures.

Fiscal 2020 Outlook

“We expect fiscal 2020 to be a year of stabilization and focus for the business,” said Mr. Munyan. “We are pausing on acquisitions completely, as we turn our attention to improving our legacy business. Our plan for the new year assumes we continue to see sales erosion across our legacy business and incorporates the expected sales losses from our process changes around Active SKU Management (ASM) and New Item Creation (NIC). Our cost savings initiatives are fully underway and will help us further transform our legacy business. We remain focused on cash and debt levels, while managing our portfolio and further addressing areas of underperformance.”

“Looking ahead,” continued Mr. Munyan, “the Company will continue to focus on stabilizing the business and transforming the business into a leaner, focused organization. As part of this, we will continue our review of underperforming product lines and assess the go-forward strategy in a manner that drives enhanced returns on invested capital.”

The Company expects to generate net sales of $355 million to $365 million in its fiscal year ending March 31, 2020, resulting in year-over-year erosion of (4) percent to (7) percent, all driven by declines within our legacy business, partially offset by flat to moderate sales growth in our Simplicity and McCall businesses.

Net loss is expected to be in the range of $0 million to $2 million compared to a net loss of $53.5 million in fiscal 2019. Adjusted EBITDA for fiscal 2020 is expected to be in the range of $21 million to $24 million, compared to $15.0 million in fiscal 2019. The expected growth in adjusted EBITDA primarily reflects the anticipated realization of cost savings initiatives, partially offset by anticipated lower sales volumes within our legacy businesses, commodity and freight inflation and expected higher manufacturing costs.

Free cash flow, defined as operating cash flow minus capital expenditures, for fiscal 2020 is expected to be in the range of $14 million to $18 million, compared to fiscal 2019 free cash flow of ($9.6) million. The anticipated improvement is driven by cost savings initiatives, improvements in working capital, primarily lower inventories, and reduced capital expenditures.

The Company will hold a conference call for investors on May 31, 2019 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (844) 458- 8735, and for international callers, the dial-in number is (647) 253-8639. The conference ID for all callers is 5557899.

•	By webcast: http://www.cssindustries.com/investor-relations. The webcast will be archived for those unable to participate live.

About CSS Industries, Inc.
CSS is a creative consumer products company, focused on the craft, gift and seasonal categories. For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers. Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids crafts. For the gift category, our core products are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. For the seasonal category, we focus on holiday gift packaging items including ribbons, bows, bags, tags and gift card holders, in addition to specific holiday-themed decorations and activities, including Easter egg dyes and Valentine’s Day classroom exchange cards. In keeping with our corporate mission, all of our products are designed to help make life memorable.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements related to the Company’s: overall strategy and its five strategic pillars; expected future debt reductions and improved liquidity; expected future improvements from cost saving initiatives, including the Company’s restructuring plan and its ASM and NIC initiatives, and the charges expected to be incurred in connection with such initiatives; and expected levels of net sales, net loss, adjusted EBITDA and free cash flow for fiscal 2020. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation: risks associated with the Company’s strategic plan and its five strategic pillars, including the risk that the Company may not successfully implement its strategic plan, and the risk that implementation of the strategic plan may not yield favorable results; risks associated with the Company’s cost savings initiatives (including the restructuring plan and the ASM and NIC initiatives), including the risk that the Company may not successfully implement such initiatives, and the risk that implementation of these initiatives may not yield favorable results; inherent uncertainties associated with forecasting future net sales, net loss, adjusted EBITDA, and free cash flow; execution risks that may impact the Company’s ability to achieve the levels of net loss, adjusted EBITDA and free cash flow currently forecasted for fiscal 2020; risks associated with the Company’s base business, including the risk that currently forecasted base business net sales may not be achieved; uncertainties associated with projecting the impact on the Company of recently enacted and possible future tariffs on products imported from China; risks associated with completed acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive expected benefits and synergies from completed acquisitions; risks associated with the Company’s previously announced plan to exit a product line and restructure the specialty gift product line; risks associated with the recent consolidation of certain operations in the United Kingdom and Australia, respectively; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Source: CSS Industries

CSS’ consolidated statements of operations for the three months and twelve months ended March 31, 2019 and 2018, condensed consolidated balance sheets as of March 31, 2019 and 2018 and condensed consolidated statements of cash flows for the fiscal years ended March 31, 2019 and 2018 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018

Net sales	$72,004	$81,533	$382,263	$361,896
Cost of sales	52,505	64,650	292,973	269,067
Gross profit	19,499	16,883	89,290	92,829
Selling, general and administrative expenses	27,354	32,085	113,349	105,201
Restructuring expenses	(74)	—	3,103	—
Impairment of goodwill and intangible assets	13,919	33,358	15,309	33,358
Operating income (loss)	(21,700)	(48,560)	(42,471)	(45,730)
Interest expense (income), net	1,704	344	3,184	681
Other expense (income), net	223	(123)	(214)	(352)
Income (loss) before income taxes	(23,627)	(48,781)	(45,441)	(46,059)
Income tax expense (benefit)	(238)	(10,360)	8,104	(9,539)
Net income (loss)	$(23,389)	$(38,421)	$(53,545)	$(36,520)

Weighted average shares outstanding:
Basic	8,836	9,120	8,964	9,108
Diluted	8,836	9,120	8,964	9,108

Net income (loss) per common share:
Basic	$(2.65)	$(4.21)	$(5.97)	$(4.01)
Diluted	$(2.65)	$(4.21)	$(5.97)	$(4.01)

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$17,100	$58,560
Accounts receivable, net	53,835	63,083
Inventories	96,231	102,436
Asset held for sale	131	—
Prepaid expenses and other current assets	12,568	11,962
Total current assets	179,865	236,041
Property, plant and equipment, net	50,920	52,126
Deferred income taxes	—	10,439
Intangible assets, net	40,285	57,029
Other assets	14,525	9,553
Total assets	$285,595	$365,188

Liabilities and Stockholders' Equity
Current liabilities:
Short term borrowings	$26,139	$—
Current portion of long-term debt	316	228
Accounts payable	27,916	20,581
Accrued payroll and other compensation	6,962	11,496
Accrued customer programs	12,101	12,284
Accrued other expenses	14,468	14,751
Total current liabilities	87,902	59,340
Long-term debt, net of current portion	13	40,228
Deferred income taxes	619	1,639
Other long-term obligations	7,130	10,286
Total liabilities	95,664	111,493
Stockholders' equity	189,931	253,695
Total liabilities and stockholders' equity	$285,595	$365,188

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(53,545)	$(36,520)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,967	10,487
Amortization of inventory step-up	10,681	17,881
Accretion of asset retirement obligation	129	51
Accretion of contingent consideration	64	—
Accretion of investment discount	—	(69)
Change in valuation of contingent consideration	(298)	—
Impairment of goodwill and intangibles	15,309	33,358
Impairment of property, plant, and equipment	1,408	—
Provision for accounts receivable allowances	5,299	4,035
Deferred tax provision (benefit)	6,736	(14,125)
Share-based compensation expense	2,044	1,938
(Gain) loss on sale or disposal of assets	409	(12)
(Gain) loss on interest rate swap	580	—
Changes in assets and liabilities, net of effects of purchase of businesses	(1,783)	14,344
Net cash provided by operating activities	1,000	31,368
Cash flows from investing activities:
Maturities of investment securities	—	20,000
Purchase of businesses	(2,500)	(65,228)
Final payment of purchase price for a business previously acquired	(2,500)	—
Purchase of property, plant and equipment	(10,597)	(7,291)
Purchase of company owned life insurance policy	(750)	(750)
Purchase of intangibles	(302)	—
Proceeds from sale of assets	1,659	36
Net cash (used for) provided by investing activities	(14,990)	(53,233)
Cash flows from financing activities:
Borrowings on credit facility	41,714	87,476
Repayments on credit facility	(55,575)	(47,476)
Payment of financing transaction costs	(1,964)	—
Payment on long-term debt	(127)	(220)
Dividends paid	(7,179)	(7,293)
Purchase of treasury stock	(4,372)	—
Proceeds from exercise of stock options	—	201
Payments for tax withholding on net restricted stock settlements	(9)	—
Net cash provided by (used for) financing activities	(27,512)	32,688
Effect of exchange rate changes on cash	42	44
Net increase (decrease) in cash and cash equivalents	(41,460)	10,867
Cash and cash equivalents at beginning of year	58,560	47,693
Cash and cash equivalents at end of year	$17,100	$58,560

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income (loss) per share, adjusted EBITDA, adjusted net sales, adjusted gross profit, adjusted gross margin %, adjusted operating income (loss), adjusted operating income (loss) % and adjusted net income (loss). These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. We also present free cash flow, which we define as net cash provided by operating activities minus purchases of property, plant and equipment as shown in the consolidated statement of cash flows. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.
The following provides a listing of approved adjustments related to non-GAAP measures, as defined by the CSS Board of Directors:

•	Acquisition inventory step-up amortization

•	Adjustments related to contingent payments associated with an acquisition or disposition

•	Asset write-downs or write-ups

•	Costs and expenses related to Board-approved actions

•	Gain or loss associated with an acquisition or divestiture of a business or assets

•	Material restructuring costs, plant or facility closures or consolidations including headcount reductions

•
Post-closing acquisition and disposition costs and expenses (within 2 years of transaction), such as systems integration projects, consulting, accounting, severance or stay bonuses, lease amendments or terminations and other transaction related non-recurring costs

•	Third party acquisition and disposition transaction costs and expenses, such as investment banker, legal, accounting and due diligence fees and expenses

•	Unusual or extraordinary legal expenses

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2019	2018	2019	2018
Diluted income (loss) per share	$(2.65)	$(4.21)	$(5.97)	$(4.01)
Inventory step-up amortization	0.10	0.62	1.19	1.96
Inventory and licensing write-down related to product line exit	0.06	—	0.24	—
Impairment of goodwill and intangible assets	1.58	3.66	1.71	3.66
Restructuring expenses	(0.01)	—	0.35	—
Acquisition costs, integration and other	0.22	0.41	0.94	0.85
Legal settlements	—	—	—	(0.01)
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	(0.01)	0.04	0.44	0.08
Tax impact on adjustments (2)	(0.47)	(1.07)	(1.17)	(1.43)
Tax impact - discrete item (3)	—	—	0.84	—
Adjusted diluted income (loss) per share	$(1.18)	$(0.55)	$(1.43)	$1.10

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2019	2018	2019	2018
Net income (loss)	$(23,389)	$(38,421)	$(53,545)	$(36,520)
Interest expense (income), net	1,704	344	3,184	681
Other expense (income), net	223	(123)	(214)	(352)
Income tax expense (benefit)	(238)	(10,360)	8,104	(9,539)
Depreciation and amortization	3,703	3,342	13,967	10,487
Inventory step-up amortization	851	5,644	10,681	17,881
Inventory and licensing write-down related to product line exit	511	—	2,123	—
Impairment of goodwill and intangible assets	13,919	33,358	15,309	33,358
Restructuring expenses	(74)	—	3,103	—
Acquisition costs, integration and other	1,980	3,722	8,393	7,703
Legal settlements	—	—	—	(110)
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	(48)	418	3,940	722
Adjusted EBITDA	$(858)	$(2,076)	$15,045	$24,311

Net sales	$72,004	$81,533	$382,263	$361,896
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	(107)	—	532	—
Adjusted net sales	$71,897	$81,533	$382,795	$361,896

Gross profit	$19,499	$16,883	$89,290	$92,829
Gross margin %	27.1%	20.7%	23.4%	25.7%
Inventory step-up amortization	851	5,644	10,681	17,881
Inventory and licensing write-down related to product line exit	511	—	2,123	—
Acquisition costs, integration and other	104	—	1,211	—
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	(107)	—	3,076	—
Adjusted gross profit	$20,859	$22,527	$106,381	$110,710
Adjusted gross margin %	29.0%	27.6%	27.8%	30.6%

Operating income (loss)	$(21,700)	$(48,560)	$(42,471)	$(45,730)
Operating income (loss) %	(30.1)%	(59.6)%	(11.1)%	(12.6)%
Inventory step-up amortization	851	5,644	10,681	17,881
Inventory and licensing write-down related to product line exit	511	—	2,123	—
Impairment of goodwill and intangible assets	13,919	33,358	15,309	33,358
Restructuring expenses	(74)	—	3,103	—
Acquisition costs, integration and other	1,980	3,722	8,393	7,703
Legal settlements	—	—	—	(110)
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	(48)	418	3,940	722
Adjusted operating income (loss)	$(4,561)	$(5,418)	$1,078	$13,824
Adjusted operating income (loss) %	(6.3)%	(6.6)%	0.3%	3.8%

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2019	2018	2019	2018
Net income (loss)	$(23,389)	$(38,421)	$(53,545)	$(36,520)
Inventory step-up amortization	851	5,644	10,681	17,881
Inventory and licensing write-down related to product line exit	511	—	2,123	—
Impairment of goodwill and intangible assets	13,919	33,358	15,309	33,358
Restructuring expenses	(74)	—	3,103	—
Acquisition costs, integration and other	1,980	3,722	8,393	7,703
Legal settlements	—	—	—	(110)
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	(48)	418	3,940	722
Tax impact on adjustments (2)	(4,113)	(9,756)	(10,452)	(12,991)
Tax impact - discrete item (3)	—	—	7,573	—
Adjusted net income (loss)	$(10,363)	$(5,035)	$(12,875)	$10,043
(1) The Company's results include non-recurring costs related to the filing of trade remedy petitions with the U.S. International Trade Commission and the U.S. Department of Commerce and the strategic decision to reshore plastic decorative ribbon manufacturing to the U.S. from China in fiscal 2019. These costs include customer fines and penalties, which are reflected as a reduction of our net sales; increased freight costs, direct and indirect labor variances, and duties which are reflected in cost of sales; and professional fees for legal and economist support in connection with our petitions, which are reflected as selling, general, and administrative expenses.
(2) Tax impact determined using combined federal and state statutory rates of 24% for the three month and twelve month periods ended March 31, 2019, and 22.6% and 21.8% respectively for the three month and twelve month periods ended March 31, 2018.
(3) Tax impact of recognizing a full valuation allowance for U.S. net deferred tax assets in the twelve month period ended March 31, 2019.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$35,513	$34,162	$1,000	$31,368
Purchase of property, plant and equipment	(2,840)	(3,327)	(10,597)	(7,291)
Free cash flow	$32,673	$30,835	$(9,597)	$24,077

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Reconciliation
(Unaudited)
(in millions)

FY 2020
Net income (loss)	($2.0) - $0.0
Income tax expense (benefit)	0.7 - 1.7
Interest expense (income), net	2.4
Other expense (income), net	(1.1)
Depreciation and amortization	13.5
Inventory step-up amortization	0.3
Restructuring expense	4.7
Acquisition costs, integration and other	2.5
Adjusted EBITDA	$21.0 - $24.0